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                                                                    Exhibit 10.1


                                     FORM OF

                               SERVICES AGREEMENT

         This Services Agreement (this "Agreement") is entered into as of _________, 1996, by and between AltaVista Internet Software, Inc., a Delaware corporation ("AltaVista"), and Digital Equipment Corporation, a Massachusetts corporation ("Digital").

                                    RECITALS:

         WHEREAS, AltaVista is issuing shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

         WHEREAS, Digital beneficially owns all of the issued and outstanding AltaVista Class B Common Stock, par value $0.01 per share ("Class B Common Stock");

         WHEREAS, Digital has heretofore directly or indirectly provided certain administrative, financial, management and other services to AltaVista and its Subsidiaries (as defined below);

         WHEREAS, on the terms and subject to the conditions set forth herein, AltaVista desires to retain Digital as an independent contractor to provide, directly or indirectly, certain of those services to AltaVista and its Subsidiaries after the Closing Date (as defined below); and

         WHEREAS, on the terms and subject to the conditions set forth herein, Digital desires to provide, directly or indirectly, such services to AltaVista and its Subsidiaries.

                                   AGREEMENTS:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Digital and AltaVista, for themselves, their successors and assigns, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01. Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

               "Actions" has the meaning ascribed thereto in Section 4.04.
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               "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

               "AltaVista" has the meaning ascribed thereto in the preamble hereto.

               "AltaVista Entities" means AltaVista and its Subsidiaries and "AltaVista Entity" shall mean any of the AltaVista Entities.

               "AltaVista Indemnified Person" has the meaning ascribed thereto in Section 4.05.

               "Benefit Billing" has the meaning ascribed thereto in Section
3.01.

               "Benefits Services" has the meaning ascribed thereto in Section 3.05.

               "Change Notice" has the meaning ascribed thereto in Section 3.07.

               "Class A Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

               "Class B Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

               "Closing Date" means the date of the closing of the initial sale of Class A Common Stock in the Initial Public Offering.

               "Common Stock" means the Class B Common Stock, the Class A Common Stock and any other class of AltaVista capital stock representing the right to vote generally for the election of directors.

               "Cost Plus Billing" has the meaning ascribed thereto in Section 3.01.

               "Customary Billing" has the meaning ascribed thereto in Section 3.01.

               "Digital" has the meaning ascribed thereto in the preamble hereto.

               "Digital Entities" means Digital and its Subsidiaries (excluding the AltaVista Entities, unless otherwise required by the context) and "Digital Entity" shall mean any of the Digital Entities.

               "Digital Indemnified Person" has the meaning ascribed thereto in
Section 4.03.

               "Digital Plans" has the meaning ascribed thereto in Section 3.05.

               "Employee Welfare Plans" has the meaning ascribed thereto in
Section 4.02.


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               "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

               "Pass-Through Billing" has the meaning ascribed thereto in
Section 3.01.

               "Payment Date" has the meaning ascribed thereto in Section
3.06(b).

               "Percent of Sales Billing" has the meaning ascribed thereto in
Section 3.01.

               "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

               "Schedule I" means the first schedule hereto which lists the Services (other than Services relating to certain commercial services and to employee plan and benefit matters) to be provided by Digital to AltaVista and sets forth the related billing methodology.

               "Schedule II" means the second schedule attached hereto which describes certain commercial services that may be provided by Digital to AltaVista and sets forth the related billing methodology.

               "Schedule III" means the third schedule attached hereto which lists the Services relating to employee plans and benefit arrangements to be provided by Digital to AltaVista and sets forth the related billing methodology.

               "Schedules" has the meaning ascribed thereto in Section 3.01.

               "SEC" means the United States Securities and Exchange Commission.

               "Service Costs" has the meaning ascribed thereto in Section 3.01.

               "Services" has the meaning ascribed thereto in Section 2.01.

               "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to Digital or AltaVista, shall also include any other entity affiliated with Digital and AltaVista, as the case may be, that Digital and AltaVista may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

               1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

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                                   ARTICLE II

                          PURCHASE AND SALE OF SERVICES

         Section 2.01. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, Digital agrees to provide to AltaVista, or procure the provision to AltaVista of, and AltaVista agrees to purchase from Digital, the services described in Schedules I, II and III (the "Services"). Unless otherwise specifically agreed by Digital and AltaVista, the Services to be provided or procured by Digital hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, the AltaVista Entities prior to the Closing Date.

               (b) It is understood that (i) Services to be provided to AltaVista under this Agreement will, at AltaVista's request, be provided to Subsidiaries of AltaVista and (ii) Digital may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of AltaVista, AltaVista agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services.

         Section 2.02. Additional Services. In addition to the Services to be provided or procured by Digital pursuant to Section 2.01, if requested by AltaVista, and to the extent that Digital and AltaVista may mutually agree, Digital shall provide additional services (including services not provided by Digital to the AltaVista Entities prior to the Closing Date) to AltaVista. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by Digital and AltaVista.

                                   ARTICLE III
                          SERVICE COSTS; OTHER CHARGES

         Section 3.01. Service Costs Generally. (a) Schedules I and II hereto (collectively, the "Schedules") indicate, with respect to each Service listed therein, whether the costs to be charged to AltaVista for such Service or program are determined by (i) the customary billing method ("Customary Billing"), (ii) the pass-through billing method ("Pass-Through Billing"), (iii) the cost-plus-fixed-fee billing method ("Cost Plus Billing") or (iv) based upon a calculation of certain costs relating to employee benefit plans and benefit arrangements ("Benefit Billing"). The Customary Billing, Pass-Through Billing, Cost Plus Billing and Benefit Billing methods applicable to Services provided to AltaVista are collectively referred to herein as the "Service Costs". AltaVista agrees to pay to Digital in the manner set forth in Section 3.06 the Service Costs applicable to each of the Services provided by Digital.

               (b) As provided herein, Digital shall permit eligible AltaVista employees to participate in certain of the Digital Plans. In addition to reimbursing Digital for the Services as set forth herein, AltaVista shall reimburse Digital for Digital's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain Digital personnel expenses), subject to Section 3.05 hereof, relating to participation by AltaVista


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employees in the Digital Plans. It is the express intent of the parties that
Service Costs relating to the administration of AltaVista employee plans and the performance of related Services will not exceed reasonable compensation for such Services as defined in 29 CFR Section 2550.408c-2.

         Section 3.02. Customary Billing. The costs of Services determined by the Customary Billing method shall be comparable to the costs charged from time to time to other businesses and subsidiaries operated by Digital for comparable services.

         Section 3.03. Pass-Through Billing. The costs of Services determined by the Pass-Through Billing method shall be equal to the third-party costs and expenses incurred by Digital or any of its Subsidiaries on behalf of any AltaVista Entity. If Digital incurs costs or expenses on behalf of AltaVista or any of its Subsidiaries as well as other businesses operated by Digital, Digital will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as Digital shall determine in the exercise of Digital's reasonable judgment. Digital shall apply usual and accepted accounting conventions in making such allocations and Digital or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Digital shall make copies of such books and records available to any business upon request and with reasonable notice.

         Section 3.04. Cost Plus. The costs of Services determined by the Cost Plus Billing method shall be equal to the costs and expenses incurred by Digital or any of its Subsidiaries on behalf of any AltaVista Entity, plus the fixed percentage of such costs and expenses set forth on Schedule II. If Digital incurs costs or expenses on behalf of AltaVista or any of its Subsidiaries as well as other businesses operated by Digital, Digital will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as Digital shall determine in the exercise of Digital's reasonable judgment. Digital shall apply usual and accepted accounting conventions in making such allocations and Digital or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Digital shall make copies of such books and records available to any business upon request and with reasonable notice.

         Section 3.05. Benefit Billing. (a) Prior to the Closing Date, certain employees of AltaVista participated in certain benefit plans sponsored by Digital. On and after the Closing Date, AltaVista employees shall continue to be eligible to participate in certain Digital Plans, as specified by Digital prior to the Closing Date ("Digital Plans"), subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Closing Date, subject to regulatory requirements and the provisions of
Section 4.01 hereof, Digital will continue to provide Benefits Services to and in respect of AltaVista employees with reference to such Digital Plans as it administered them prior to the Closing Date.

               (b) The costs payable by AltaVista for Services relating to employee plans and benefit arrangements ("Benefits Services") may be charged on the basis of Customary Billing, Pass-Through Billing or Benefit Billing. In addition, costs associated with certain plans and programs identified in
Schedule III will be paid principally through employee payroll


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deductions for such plans and programs. Benefit Services consists of those categories of Services which are more fully described on Schedule III attached hereto.

               (c) Each party to this Agreement may request changes in the applicable terms of or services relating to Digital Plans, approval of which shall not be unreasonably withheld; provided, however, that approval of changes in the terms of any of Digital Plans shall be in the sole discretion of Digital.

               (d) Digital and AltaVista agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with Digital Plans. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

         Section 3.06. Invoicing and Settlement of Costs. (a) Digital will invoice or notify AltaVista for the Service Costs on a monthly basis, in arrears, either directly or through Digital's intracompany billing system, in a manner substantially consistent with the billing practices used in connection with services provided to the AltaVista Entities prior to the Closing Date (except as otherwise agreed). In connection with the invoicing described in this
Section 3.06(a), Digital will provide to AltaVista the same billing data and level of detail as it customarily provided to the AltaVista Entities prior to the Closing Date and as it customarily provides to other businesses and subsidiaries operated by Digital and such other data as may be reasonably requested by AltaVista.

               (b) AltaVista agrees to pay on or before 30 days after the date on which Digital invoices or notifies AltaVista of the Service Costs after the Closing Date (or the next Business Day, if such day is not a Business Day) (each, a "Payment Date"), at Digital's option upon reasonable notice to AltaVista, through Digital's intra-company billing system, cash management systems, or, if requested by Digital, by wire transfer of immediately available funds payable to the order of Digital and without set off, all amounts invoiced by Digital pursuant to paragraph (a) during the preceding calendar month (or since the Closing Date, in the case of the first Payment Date). If AltaVista fails to pay any monthly payment within 90 days of the relevant Payment Date, AltaVista shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best rate announced by [Name of bank] plus __% per annum compounded monthly from the relevant Payment Date through the date of payment.

               (c) Except as otherwise provided in the Schedules or agreed in writing by the parties, AltaVista shall take such action as is necessary to establish bank accounts (to be funded by AltaVista) or to otherwise fund all wage and salary payments to AltaVista employees and to fund all medical, retirement and other benefit claims payable to or on behalf of AltaVista


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employees and their dependents to the extent not covered by third party insurance. Payroll services and benefit claims processing activities performed by Digital or Digital's subcontractors shall be coordinated to facilitate payments. Following prior written notice of not less than 15 business days, Digital shall be relieved of any obligation to deliver benefit and payroll services under this Agreement to the extent that such bank accounts or other funding arrangements are not established at the time drafts are presented for payment, or at any time when there are insufficient funds in the relevant account or such other arrangements fail to satisfy a properly presented claim.

         Section 3.07. Amended Schedules. (a) Prior to the end of Digital's fiscal year in each year for so long as the relevant Services continue to be provided under this Agreement, Digital shall prepare and deliver to AltaVista updated versions of Schedules I, II and III (to the extent applicable), setting forth with respect to the Services described in such schedules, any proposed changes in billing methodology and, to the extent available, the Service Costs estimated to be payable for such Services for the next fiscal year. Except as AltaVista and Digital may otherwise agree, and except as specifically described in this Agreement (including the Schedules), the method of allocating and charging the costs reflected on Schedules I, II and III, and any updated versions of such schedules, shall be consistent with Digital's prior practices with respect to the allocation of costs for services to the AltaVista Entities immediately prior to the Closing Date; provided that if Digital changes the method of allocating and charging such costs to Digital businesses generally, such revised method shall also be applied to AltaVista and AltaVista shall be notified in writing not less than 60 days in advance of implementing such revised method (a "Change Notice"). If a revised method of allocating and charging costs for particular Services would result in a significant increase in the amount of Service Costs that AltaVista would be obligated to pay under this Agreement as compared to those that would be payable were such method not revised, then, notwithstanding Article VI, AltaVista shall have the right during the 45-day period following receipt of Digital's Change Notice to terminate such Services upon written notice to Digital, and such termination shall be effective on the implementation date of the change in methodology. Such change in allocation method shall be deemed accepted by AltaVista if no such notice of termination is received by Digital during such 45-day period, and thereafter any termination shall be governed by the provisions of Article VI. For purposes of this paragraph (a), a "significant increase" means, with respect to any amount, an aggregate increase of more than the greater of (i) 10% of the base amount of Service Costs applicable to all such Services and (ii) $100,000.

                                   ARTICLE IV
                                  THE SERVICES

         Section 4.01. General Standard of Service. Except as otherwise agreed with AltaVista or as described in this Agreement, and provided that Digital is not restricted by contract with third parties or by applicable law, Digital agrees that the nature, quality and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which Digital provides from time to time throughout its businesses; provided that in no event shall such standard of care be less than the standard of care that Digital has customarily provided to the AltaVista Entities with respect to the relevant Service prior to the Closing Date. Digital

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shall use its reasonable efforts to ensure that the nature and quality of
Services provided to AltaVista employees either by Digital directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of Digital employees under Digital Plans.

         Section 4.02. Delegation. Subject to Section 4.01 above, AltaVista hereby delegates to Digital final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which AltaVista has elected to participate and which are administered by Digital under this Agreement (collectively, "Employee Welfare Plans"). Digital may further delegate such authority to plan administrators to:

                           (i) provide administrative and other services;

                           (ii) reach factually supported conclusions consistent
                  with the terms of the Employee Welfare Plans;

                           (iii) make a full and fair review of each claim
                  denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

                           (iv) notify the claimant in writing of its decision
                  on review.

         Section 4.03. Limitation of Liability. AltaVista agrees that none of Digital and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Digital Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to AltaVista for or in connection with the Services rendered or to be rendered by any Digital Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Digital Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Digital Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

         Section 4.04. Indemnification of Digital by AltaVista. AltaVista agrees to indemnify and hold harmless each Digital Indemnified Person from and against any damages, and to reimburse each Digital Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Digital Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any Digital Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Digital Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that AltaVista will not


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be responsible for any damages of any Digital Indemnified Person that have resulted from such Digital Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above.

         Section 4.05. Indemnification of AltaVista by Digital. Digital agrees to indemnify and hold harmless AltaVista and its Subsidiaries and their respective directors, officers, agents, and employees (each, an "AltaVista Indemnified Person") from and against any damages, and will reimburse each AltaVista Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Digital Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

         Section 4.06. Further Indemnification. To the extent that any other Person has agreed to indemnify any Digital Indemnified Person or to hold a Digital Indemnified Person harmless and such Person provides services to Digital or any affiliate of Digital relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, Digital will exercise reasonable efforts (x) to make such agreement applicable to any AltaVista Indemnified Person so that each AltaVista Indemnified Person is held harmless or indemnified to the same extent as any Digital Indemnified Person or (y) otherwise make available to each AltaVista Indemnified Person the benefits of such agreement.

         Section 4.07. Reports. Digital shall provide or shall cause to be provided to AltaVista with data or reports requested by AltaVista relating to
(i) benefits paid to or on behalf of AltaVista employees under Digital Plans, including but not limited to financial statements, claims history, and census information, and (ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. Digital will provide such information within a reasonable period of time after it is requested. The costs for reports which are substantially similar to reports prepared by Digital or on behalf of Digital generally for its businesses shall be billed as part of the Benefit Costs. The cost for additional reports shall be billed as incremental costs in accordance with Section 3.06.

                                    ARTICLE V
                              ADDITIONAL AGREEMENT

         Section 5.01. Notice. Unless otherwise agreed in writing by the parties, AltaVista agrees to provide Digital with at least two months prior written notice of any material change in the eligible AltaVista employees and retirees covered by Digital Plans, and any change in the scope of Services to be provided by Digital with respect thereto. Notwithstanding the preceding sentence, if AltaVista provides Digital with less than two months notice of any such change and Digital is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, than Digital shall implement the requested change.

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                                   ARTICLE VI
                              TERM AND TERMINATION

         Section 6.01. Term. Except as otherwise provided in this Article VI or in Section 7.05 or as otherwise agreed in writing by the parties, this Agreement shall have an initial term of two years from the Closing Date, and will be renewed automatically thereafter for successive one-year terms unless either AltaVista or Digital elects not to renew this Agreement upon not less than 90 days' written notice.

         Section 6.02. Termination. (a) After the initial two-year term, AltaVista may from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 90 days' prior notice to Digital.

               (b) This Agreement will be subject to early termination by either AltaVista or Digital upon 90 days' written notice if Digital ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of AltaVista.

               (c) Digital may, at its option, terminate this Agreement as it relates to any given Service if Digital would otherwise not be required to provide such Service with respect to any employee benefit plan or program that is substantially similar to a corresponding plan or program of Digital (as such plans and programs of Digital exist from time to time) or if the method of delivering such Service would no longer be substantially similar to the manner in which such Service was delivered to the AltaVista Entities, as such delivery may change from time to time.

               (d) Digital may terminate any affected Service at any time if AltaVista shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Digital has notified AltaVista in writing of such failure, and such failure shall have continued for a period of 60 days after receipt of AltaVista of notice of such failure.

               (e) AltaVista may terminate any affected Service at any time if Digital shall have failed to perform any of its material obligations under this Agreement relating to any such Service, AltaVista has notified Digital in writing of such failure, and such failure shall have continued for a period of 60 days after receipt by Digital of notice of such failure.

               (f) Each of AltaVista and Digital agrees that prior to exercising its rights under this Section 6.02 it will consult for a reasonable period with the other party in advance of such termination as to its implementation.

               (g) Notwithstanding this Section 6.02 either Digital or AltaVista may terminate coverage of AltaVista under Digital's umbrella liability, property, casualty or fiduciary insurance policies (as more fully described in Schedule I) at any time on 90 days written notice prior to the anniversary day of the policy; provided that termination of coverage by AltaVista may only be for nonpayment and only if a replacement policy, acceptable to Digital, is entered into by AltaVista.

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               (h) AltaVista may terminate any affected Service pursuant to
Section 3.07 hereof.

         Section 6.03. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 6.01 or Section 6.02, and upon termination of this Agreement in accordance with its terms, Digital will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and AltaVista will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) AltaVista shall remain liable to Digital for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) Digital shall continue to charge AltaVista for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and AltaVista shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles IV, V, VI and VII shall survive any such termination. All program and administrative costs attributable to AltaVista employees for Digital Plans that relate to any period after the effective date of any such termination shall be for the account of AltaVista.

               (b) Following termination of this Agreement with respect to any Service, Digital and AltaVista agree to cooperate in providing for an orderly transition of such Service to AltaVista or to a successor service provider. Without limiting the foregoing, Digital agrees to (i) provide, within 90 days of the termination, copies in a format designated by Digital, all records relating directly or indirectly to benefit determinations of AltaVista employees, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with AltaVista in developing a transition schedule.

                                   ARTICLE VII
                                  MISCELLANEOUS

         Section 7.01. Other Agreements. In addition to the services described herein, Digital is providing AltaVista with certain additional services pursuant to a Facilities Agreement and an Intercompany Distribution, Strategic Development and Services Agreement.

         Section 7.02. Future Litigation and Other Proceedings. In the event that AltaVista (or any of its officers or directors) or Digital (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that AltaVista (or any of its officers or directors) and Digital (or any of its officers and directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or


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arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

         Section 7.03. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

         Section 7.04. Subcontractors. Digital may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 4.03, Digital will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to AltaVista.

         Section 7.05. Force Majeure. (a) For purposes of this Section , "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

               (b) Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

               (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, any estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

         Section 7.06 Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. The Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 7.07. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

         Section 7.08. Confidential Information. AltaVista and Digital hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 7.08, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 7.08 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this
Section 7.08.

         Section 7.09. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

                     (a)     If to AltaVista, to:

                             AltaVista Internet Software, Inc.
                             30 Porter Road
                             Littleton, MA 01460
                             Attention:  Chief Financial Officer
                             Fax:  617-

                     (b)     If to Digital, to:

                          Digital Equipment Corporation
                          111 Powdermill Road
                          Maynard, MA 01754-1418
                          Attention: Treasurer
                          Fax: 617-

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

         Section 7.10. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the Commonwealth of Massachusetts.

         Section 7.11. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         Section 7.12. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

         Section 7.13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                  ALTAVISTA INTERNET SOFTWARE, INC.

                                  By:________________________________

                                  Name:

                                  Title:

                                  DIGITAL EQUIPMENT CORPORATION

                                  By:________________________________

                                  Name:

                                  Title:

                         Services Agreement - Schedule I
                           General Corporate Services(1)

SERVICE

PART I -- CORPORATE AND SHARED SERVICES. The billing methodology for each of the following services is "Customary Billing" and shall be based on Digital's internal apportionment formulas

Travel administration

Property administration

Office of the Chief Information Officer

Office of the President

Shared Service Centers (transaction processing and accounting)

Treasury Department (money and banking and other treasury services)

Corporate Controller's Headquarters (financial planning and analysis)

Human resource services--baseline, corporate, shared and transition services

Development and learning--company-wide and executive training, Digital Management Institute and administration

Corporate general and administrative purchasing and "core group" purchasing

Law Department (legal services)

Environmental health and safety

Trade (import/export and shipping services)

Corporate security

Ethics

Credit and collection

"SAP Project" (management reporting system)

Corporate communications--baseline, public relations, employee communications, customer communications, corporate advertising and trade shows

Insurance Policies (liability, property, casualty and fiduciary)

Tax return preparation

- --------
(1) In each case, third-party costs incurred by Digital on behalf of AltaVista will be billed using the Pass-Through Billing methodology.

PART II -- COMPUTING AND COMMUNICATIONS SERVICES. The billing methodology for each of the following services is "Customary Billing" and shall be based on actual usage

Global data processing

Voice/data transmission services

Timesharing (computer resources)

Personal computer and workstation (maintenance and repair services)

Contracts--fixed price (contract administration)

Global telecommunications and network services

                        Services Agreement - Schedule II
                               Commercial Services

         Commercial services to be provided under this Agreement shall include any commercial services that Digital provides from time to time to third parties on a fee basis, in each case as requested by AltaVista to be provided by Digital, unless Digital determines in its reasonable discretion that the provision of such requested services would not be economic or would be otherwise unfeasible. All such services shall be provided in accordance with the Cost Plus Billing method, with the percentage of costs and expenses to be negotiated by the parties in good faith.

                        Services Agreement - Schedule III
                                Benefits Services

                           SERVICE                                                            BILLING
                                                                                            METHODOLOGY
The billing methodology for each of the following services is "Customary
Billing" (except as noted) and shall be based on apportioned customary Digital
"fringe rate" allocations.
MEDICAL/DENTAL PROGRAMS

Benefits/Claims

- -      Claims costs for AltaVista Employees participating in Digital Plans and              Customary Billing
programs

Administration

- -      Administration of AltaVista plans and programs, including:                           Customary Billing

- -      maintenance of eligibility files upon AltaVista's notification of status changes

- -      claim adjudication under the terms of applicable plans

- -      maintenance of toll-free telephone lines for inquiries, etc.

- -      support services (internal and external, including COBRA)

Participant Contributions

- -      Participant contributions for deductions above plans or direct bill to               Participant payroll
       employees/retirees

OTHER BENEFIT PLANS

- -      Life Insurance                                                                       Customary Billing

       Life insurance for AltaVista Employees (including Accidental Death and
       Dismemberment)

- -      Savings/Retirement Plans
       -    Company match/retirement contribution                                           Customary Billing
       -    Participant Contributions                                                       Payroll Deduction

- -      Long-Term Disability Plans
       -    Employer contributions                                                          Customary Billing
       -    Employee contributions                                                          Payroll Deduction

Other Benefit Support Services

- -      Audit, Legal, Actuarial Fees and related recoveries                                  Customary Billing
- -      Payroll support of benefits administration (insurance, savings, other                Customary Billing
       benefit plans and statutory requirements)

Payroll Services                                                                            Customary Billing